As filed with the Securities and Exchange Commission on October 21, 2016.

Registration No. 333-205929

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-205929

CYNAPSUS THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Canada	98-1226819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

828 Richmond Street West, Toronto, Ontario, M6J 1C9, Canada
(Address of principal executive offices) (Zip Code)

2016 AMENDED AND RESTATED STOCK OPTION PLAN
(Full Title of the Plans)

C T Corporation System 111 Eighth Avenue New York, NY 10011 (212) 590-9070	Copy to: Gregory Bokar Cynapsus Therapeutics Inc. 828 Richmond Street West	Copy to: Edward P. Bromley III Princeton Forrestal Village 136 Main Street – Suite 250
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Toronto, ON M6J1C9 Canada (416) 703-2449	Princeton, NJ 08540-7839 (609) 987-0050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 filed on July 29, 2015 (File No. 333-205929) (the “Registration Statement”) of Cynapsus Therapeutics Inc. (the “Registrant”), a corporation organized under the federal laws of Canada, pertaining to the registration of 1,211,730 common shares of the Registrant issuable under the Cynapsus Therapeutics Inc. 2016 Amended and Restated Stock Option Plan.

On October 21, 2016, pursuant to the Arrangement Agreement (the “Arrangement Agreement”), dated as of August 31, 2016, by and among the Registrant, Sunovion Pharmaceuticals Inc. (the “Parent”), a corporation organized under the laws of the State of Delaware, and Sunovion CNS Development Canada ULC, an unlimited liability company existing under the laws of British Columbia, Canada (the “Acquiror”), a wholly owned subsidiary of Parent, the Acquiror acquired all of the outstanding common shares of the Registrant pursuant to a plan of arrangement under Canadian law (the “Arrangement”). The completion of the Arrangement resulted in the Registrant becoming an indirect subsidiary of the Parent and a wholly owned subsidiary of the Acquiror.

As a result of the completion of the Arrangement, the Registrant has terminated any offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the United States Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario.

Dated: October 21, 2016

Cynapsus Therapeutics Inc.

By:	/s/ Gregory Bokar
Name:	Gregory Bokar
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory Bokar	Director	October 21, 2016
Gregory Bokar	(principal executive officer)

/s/ Stephen Freeman	Director	October 21, 2016
Stephen Freeman	(principal financial and accounting officer)

/s/ Douglas Reynolds	Director	October 21, 2016
Douglas Reynolds

[ Signature Page to Form S-8 Post-Effective Amendment No. 1 ]